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                                                                    EXHIBIT 77I

For Columbia Emerging Markets Bond Fund

CLASS R SHARES

Class R shares can only be bought through eligible health savings accounts sponsored by third party platforms, including those sponsored by Ameriprise Financial affiliates, and the following eligible retirement plans: 401(k) plans; 457 plans; employer-sponsored 403(b) plans; profit sharing and money purchase pension plans; defined benefit plans; and non-qualified deferred compensation plans. Class R shares are not available for investment through retail nonretirement accounts, traditional and Roth IRAs, Coverdell Education Savings Accounts, SEPs, SAR-SEPs, Simple IRAs, individual 403(b) plans or 529 tuition programs. Contact the Transfer Agent or your retirement plan or health savings account administrator for more information about investing in Class R shares.

Investment Limits: None

Conversion Features: None

Front-End Sales Charges: None

Contingent Deferred Sales Charges: None

Maximum Distribution and Service (12b-1) Fees 0.50% distribution fee